Exhibit 10.1

SEVERANCE AND RELEASE AGREEMENT

MusclePharm Corporation its subsidiaries, parents, predecessors, successors and affiliates (the “Company”) and Brian Casutto, Employee’s heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as “Employee”), agree that:

1.           Last Day of Employment. Employee's last day of employment with the Company was May 1, 2020 ("Separation Date"). Employee also agrees to resign from the Company’s Board of Directors.

2.           Consideration. In consideration for signing this Agreement and complying with its terms, the Company has agreed to pay Employee the equivalent of three (3) months of his regular base salary in the sum of one hundred thousand dollars and zero cents ($100,000.00) through its normal payroll practices (and subject to applicable withholding) and according to the following schedule:

May 15, 2020 -- $16,666.66
May 29, 2020 -- $16,666.66
June 19, 2020 -- $16,666.66
June 26, 2020 -- $16,666.66
July 3, 2020 -- $16,666.66
July 17, 2020 --$16,666.66

3.           No Consideration Absent Execution of this Agreement. Employee understands and agrees that the Company will not pay the consideration referenced in paragraph “2” above, except for Employee’s agreement to execute this Agreement and the fulfillment of the promises contained herein.

4.           General Release, Claims Not Released and Related Provisions.

a.           General Release of All Claims. Employee knowingly and voluntarily releases and forever discharges the Company, its parent corporation, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which the Employee has or may have against Releasees as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:

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Title VII of the Civil Rights Act of 1964;

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Sections 1981 through 1988 of Title 42 of the United States Code;

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The Employee Retirement Income Security Act of 1974 ("ERISA") (as modified below);

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The Immigration Reform and Control Act;

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The Americans with Disabilities Act of 1990;

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The Age Discrimination in Employment Act of 1967 (“ADEA”);

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The Worker Adjustment and Retraining Notification Act;

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The Fair Credit Reporting Act;

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The Family and Medical Leave Act;

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The Equal Pay Act;

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The California Family Rights Act;

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The California Fair Employment and Housing Act;

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The California Unruh Civil Rights Act;

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The California Confidentiality of Medical Information Act;

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The California Equal Pay Law (California Labor Code § 1197.5);

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The California Investigative Consumer Reporting Agencies Act;

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The California Consumer Credit Reporting Agencies Act;

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Those other provisions of the California Labor Code that lawfully may be released;

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All relevant provisions of the Florida Labor Code and any other Florida law related to employment;

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any other federal, state or local law, rule, regulation, or ordinance;

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any public policy, contract, tort, or common law; or

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any basis for recovering costs, fees, or other expenses, including attorneys' fees incurred in these matters.

This Agreement and General Release does not extend to claims Employee may have to Employee’s own vested accrued employee benefits under the Company’s health, welfare, or retirement benefit plans as of the Separation Date or to those rights which as a matter of law cannot be waived, including but not limited to claims Employee may have under the California Labor Code (such as rights to reimbursement or indemnity under Labor Code § 2802). Nor does this Agreement and General Release affect any right Employee may have to receive workers’ compensation benefits, unemployment benefits pursuant to the California Unemployment Insurance Code or State Disability insurance benefits.

If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Employer is a party.

Nothing herein is intended to or shall preclude Employee from filing a complaint and/or charge with any appropriate federal, state, or local government agency and/or cooperating with said agency in its investigation. The releases contained in this paragraph will remain in full force and effect. To the extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.

5.            Waiver of California Civil Code Section 1542. To effect a full and complete general release as described above, Employee expressly waives and relinquishes all rights and benefits of section 1542 of the Civil Code of the State of California, and Employee does so understanding and acknowledging the significance and consequence of specifically waiving section 1542. Section 1542 of the Civil Code of the State of California states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Thus, notwithstanding the provisions of Section 1542, and to implement a full and complete release and discharge of Employer, Employee expressly acknowledges this Confidential Agreement and General Release is intended to include in its effect, without limitation, all Claims Employee does not known or suspect to exist in Employee’s favor at the time of signing this Agreement and General Release, and that this Agreement and General Release contemplates the extinguishment of any such Claim or Claims. Employees warrants Employee has read this Agreement and General Release, including this waiver of California Civil Code section 1542, and that Employee has consulted counsel or has had the opportunity to consult counsel about this Agreement and General Release and specifically about the waiver of section 1542, and that Employee understands this Agreement and General Release and the section 1542 waiver, and so Employee freely and knowingly enters into this Agreement and General Release. Employee acknowledges Employee may later discover facts different from or in addition to those Employee now knows or believes to be true regarding the matters released or described in this Agreement and General Release, and even so Employee agrees the releases and agreements contained in this Agreement and General Release shall remain effective in all respects notwithstanding any later discovery of any different or additional facts. Employee assumes any and all risk of any mistake in connection with the true facts involved in the matters, disputes, or controversies described in this Agreement and General Release or with regard to any facts now unknown to Employee relating to those matters.

6.           Acknowledgments and Affirmations.

Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim against the Company.

Employee also affirms that if Employee was classified as non-exempt from overtime laws, that Employee has reported all hours worked as of the date Employee signs this Agreement and has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits which are due and payable as of the date Employee signs this Agreement.

Employee also affirms that Employee has been paid for all of Employee’s accrued, unused vacation, paid time off and personal days.

Employee further affirms that Employee has been reimbursed for all expenses Employee incurred in performing Employee’s duties or in following the Company’s directions.

Employee affirms that the Company has made available all leave to which Employee was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.

Employee further affirms that Employee has no known workplace injuries or occupational diseases.

Employee also affirms that Employee has not divulged any Personal Health Information (“PHI”), proprietary or confidential information of the Company and will continue to maintain the confidentiality of such information consistent with HIPAA, the Company’s policies and Employee’s agreement(s) with the Company and/or common law. If Employee placed any PHI or confidential or proprietary information on Employee’s personal computer, phone, or electronic data storage device which was not returned to the Company, Employee will tender the device to the Company for removal of the information.

Employee further affirms that Employee has not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud.

Employee affirms that all of Company’s decisions regarding Employee's pay and benefits through the date of Employee's execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

Employee affirms that all of Company’s decisions regarding Employee's pay and benefits through the date of Employee's Separation Date were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

7.           Limited Disclosure and Return of Property. Employee agrees not to disclose any information regarding the underlying facts leading up to or the existence or substance of this Agreement, except to Employee’s spouse, tax advisor, an attorney with whom Employee chooses to consult regarding Employee’s consideration of this Agreement and/or to any federal, state, or local government agency.

Employee affirms that Employee has returned all of the Company’s property, documents, and/or any confidential information in Employee’s possession or control. Employee also affirms that Employee is in possession of all of Employee’s property that Employee had at the Company’s premises and that the Company is not in possession of any of Employee’s property.

8.            Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the state of California without regard to its conflict of laws provision. In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach. The exclusive venue for any litigation brought to enforce the provisions of this Agreement shall be in the civil courts of the City of Los Angeles in the State of California. The prevailing party in any such litigation shall be entitled to recover its attorney’s fees and costs incurred in such action. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

9.           Nonadmission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

10.           Mutual Non-Disparagement. The Parties agree that neither Party shall publicly disparage, defame or libel the other in any manner whatsoever.

11.           Cooperation. Employee agrees to cooperate and help the Company from time to time with any questions related to the Company’s business. In addition, Employee agrees to ensure a smooth transition of the Costco account to another Company employee as designated by the Company and such assistance shall include, among other things, a Company-approved transition letter.

12.           Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.

13.           Entire Agreement. This Agreement sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement, except for those set forth in this Agreement.

14.           Eligibility Requirements. EMPLOYEE IS ADVISED THAT EMPLOYEE HAS UP TO FORTY-FIVE (45) CALENDAR DAYS TO CONSIDER THIS AGREEMENT. EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EMPLOYEE’S SIGNING OF THIS AGREEMENT.

EMPLOYEE MAY REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS THIS AGREEMENT.  ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO RYAN DREXLER AND STATE, "I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT."  THE REVOCATION MUST BE PERSONALLY DELIVERED TO SCOTT P. BARLOW, ESQ., OR EMAILED TO HIM AT Scott@Barlowlegal.net WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNS THIS AGREEMENT.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO FORTY-FIVE (45) CALENDAR DAY CONSIDERATION PERIOD.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES.

The Parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

MUSCLEPHARM CORPORATION

By: /s/ Brian Casutto	By: /s/ Ryan Drexler
Brian Casutto	Ryan Drexler
Chief Executive Officer

Date: May 4, 2020	Date: May 4, 2020